Exhibit No. 10.18

2022 Long-Term Time-Based Restricted Stock Unit Grant	ARMSTRONG WORLD INDUSTRIES 2500 Columbia Ave., P.O. Box 3001 Lancaster, PA 17604 717. 397.0611

First Name	Middle Name Last Name

I am pleased to inform you that the Company’s Management Development and Compensation Committee granted you the following:

Date of Grant:	[Grant Date]
Time-Based Restricted Stock Units:	[Number of Units Granted]

This grant is subject to the terms of the 2016 Long-Term Incentive Plan, as amended and restated (“Plan”), and the award agreement (the Plan, this grant letter, the Terms and Conditions attached as Exhibit A (including Attachment 1), and your acceptance (if any) together constitute the “Award Agreement”).

Vesting

The Restricted Stock Units will vest in accordance with the following schedule if you remain employed by the Employer through the applicable vesting date, except as described below. One share of the Company’s common stock will be distributed to you for each Restricted Stock Unit that vests, within 60 days following the applicable vesting date.

Vesting Date	Time-Based Units Vesting
One year from Date of Grant	33.33%
Two years from Date of Grant	33.33%
Three years from Date of Grant	33.34%

Taxes

The Company will use share tax withholding to satisfy the minimum tax withholding obligations, unless prohibited by country law or you provide a payment to cover the taxes.

Employment Events

The following chart is a summary of the provisions which apply to this award in connection with your termination of employment. The following is only a summary, and in the event of termination of employment, the award will be governed by the Terms and Conditions.

Event	Provisions
▪ Voluntary Resignation	Forfeit all unvested Restricted Stock Units and accrued dividends
▪ Termination for Cause	Forfeit all unpaid (vested or unvested) Restricted Stock Units and accrued dividends
▪ 55/5 Rule Termination ▪ Involuntary Termination (55 years of age or older with 5 years of service)

If termination occurs after 10 months following the Date of Grant, Restricted Stock Units and accrued dividends vest pro-rata based on the period of employment; otherwise unvested Restricted Stock Units and accrued dividends are forfeited

▪ Death ▪ Long-Term Disability	Restricted Stock Units and accrued dividends vest pro-rata based on the period of employment
▪ Involuntary Termination upon or within two years following a Change of Control	Restricted Stock Units and accrued dividends vest in full upon termination of employment

Each Restricted Stock Unit granted is credited to an account maintained for you. You have no ownership or voting rights relative to these Restricted Stock Units. If the Company makes cash dividend payments before the Restricted Stock Units are vested, the value of the dividends will accrue in a non-interest bearing bookkeeping account. You will receive a cash payment for the accrued dividend equivalents based on vesting and payment of the Restricted Stock Units.

In the event of any inconsistency between the foregoing summary and the Terms and Conditions or the Plan, the Terms and Conditions or the Plan, as applicable will govern. Capitalized terms used but not defined in this grant letter will have the meanings set forth in the Plan or the Terms and Conditions, as applicable.

Please note that the Terms and Conditions contain restrictive covenants pertaining to confidentiality, non-competition and non-solicitation. You should read these sections carefully before deciding whether to accept the Restricted Stock Units. You have the right to consult with counsel prior to accepting the Restricted Stock Units. If you decide not to accept the Restricted Stock Units, you will not be subject to the restrictive covenants set forth in the Terms and Conditions, but you will forfeit the Restricted Stock Units. You will continue to be subject to any restrictive covenants set forth in the Plan with respect to prior equity grants and any other agreements between you and the Company. There will be no other consequences as a result of your decision not to accept the Restricted Stock Units.

Please contact Cindy Gegg (717-396-2570) if you have questions.

By my signature below as a duly authorized officer of the Company, the Company has caused this Award Agreement to be executed, effective as of the Date of Grant listed above and subject to your electronic signature indicating your acceptance.

Sincerely,

[Name]

[Title]

The information contained in this letter is confidential and any discussion, distribution or use of this information is prohibited.

EXHIBIT A

ARMSTRONG WORLD INDUSTRIES, INC.

2016 LONG-TERM INCENTIVE PLAN

TIME-BASED RESTRICTED STOCK UNIT GRANT

TERMS AND CONDITIONS

1.
Grant.
(a)
Subject to the terms set forth below, Armstrong World Industries, Inc. (the “Company”) has granted to the designated employee (the “Grantee”) an award of time-based restricted stock units (the “Time-Based Units”) as specified in the 2022 Long-Term Time-Based Restricted Stock Unit Grant Letter to which these Grant Conditions relate (the “Grant Letter”). The “Date of Grant” is Grant Date. The Time-Based Units are Stock Units with respect to common stock of the Company (“Company Stock”).
(b)
The Time-Based Units shall be vested and payable in accordance with the schedule set forth below, if and to the extent the terms of the Grant Letter and these Grant Conditions are met.
(c)
These Terms and Conditions (the “Grant Conditions”) are part of the Grant Letter. This grant is made under the Armstrong World Industries, Inc. 2016 Long-Term Incentive Plan, as amended and restated (the “Plan”). Any terms not defined herein shall have the meanings set forth in the Plan.
2.
Vesting.
(a)
Except as provided in Sections 3 and 4 below, the Time-Based Units shall vest on the following dates, if the Grantee continues to be employed by the Company or its subsidiaries or affiliates (collectively, the “Employer”) on the applicable dates below (each individually, a “Vesting Date”):

Vesting Date	Time-Based Units Vesting
One year from Date of Grant (the “First Vesting Date”)	33.33%
Two years from Date of Grant (the “Second Vesting Date”)	33.33%
Three years from Date of Grant (the “Third Vesting Date”)	33.34%

(b)
The vesting of the Time-Based Units is cumulative, but shall not exceed 100% of the Time-Based Units. If the foregoing schedule or the provisions of Section 3 would produce fractional units, the number of Time-Based Units vesting shall be rounded up to the nearest whole unit, but not in excess of 100% of the Time-Based Units.
3.
Termination of Employment.
(a)
Except as described below, if the Grantee ceases to be employed by the Employer for any reason prior to the Third Vesting Date, the unvested Time-Based Units shall be forfeited as of the termination date and shall cease to be outstanding.
(b)
Subject to Section 4 below, if, prior to the Third Vesting Date, the Grantee ceases to be employed by the Employer (x) on account of death or Long-Term Disability (as defined below), or (y) after ten months following the Date of Grant, on account of “55 / 5” Rule Termination (as defined below) or Involuntary Termination (as defined below) (each, a “Qualifying Termination”), the Grantee shall vest in a pro-rated portion of the outstanding Time-Based Units in accordance with this Section 3(b), provided such vesting does not result in a violation of any age discrimination or other applicable law:
(i)
If the Grantee’s Qualifying Termination occurs prior to the First Vesting Date, the Grantee shall vest in a pro rata portion of the Time-Based Units, as follows: (A) the number of Time-Based

Units that would have vested on the First Vesting Date had the Grantee been employed by the Employer on the First Vesting Date, multiplied by a fraction, the numerator of which is the number of calendar months that elapsed during the period from the Date of Grant through the Qualifying Termination date, and the denominator of which is 12, plus (B) the number of Time-Based Units that would have vested on the Second Vesting Date had the Grantee been employed by the Employer on the Second Vesting Date multiplied by a fraction, the numerator of which is the number of calendar months that elapsed during the period from the Date of Grant through the Qualifying Termination date, and the denominator of which is 24, plus (C) the number of Time-Based Units that would have vested on the Third Vesting Date had the Grantee been employed by the Employer on the Third Vesting Date multiplied by a fraction, the numerator of which is the number of calendar months that elapsed from the Date of Grant through the Qualifying Termination date, and the denominator of which is 36, rounded up to the nearest whole unit.
(ii)
If the Grantee’s Qualifying Termination occurs on or after the First Vesting Date and before the Second Vesting Date, the Grantee shall vest in the Time-Based Units as follows: (A) the number of Time-Based Units that would have vested on the Second Vesting Date had the Grantee been employed by the Employer on the Second Vesting Date multiplied by a fraction, the number of calendar months that elapsed from the Date of Grant through the Qualifying Termination date, and the denominator of which is 24, plus (B) the number of Time-Based Units that would have vested on the Third Vesting Date had the Grantee been employed by the Employer on the Third Vesting Date multiplied by a fraction, the numerator of which is the number of calendar months that elapsed from the Date of Grant through the Qualifying Termination date, and the denominator of which is 36, rounded up to the nearest whole unit.
(iii)
If the Grantee’s Qualifying Termination occurs on or after the Second Vesting Date and before the Third Vesting Date, the Grantee shall vest in the number of Time-Based Units that would have vested on the Third Vesting Date had the Grantee been employed by the Employer on the Third Vesting Date multiplied by a fraction, the numerator of which is the number of calendar months that elapsed from the Date of Grant through the Qualifying Termination date, and the denominator of which is 36, rounded up to the nearest whole unit.
(c)
For purposes of the calculations in Section 3(b), the number of calendar months during the period from the Date of Grant through the Qualifying Termination date will be calculated as the number of calendar months in the period starting with (i) the first calendar month following the month in which the Date of Grant occurs through (ii) the calendar month in which the Qualifying Termination date occurs, with such final calendar month counting as a full month. The pro-rated Time-Based Units shall be paid within 60 days after the Grantee’s termination date, as described in Section 7. The unvested Time-Based Units, if any, shall be forfeited as of the termination date and shall cease to be outstanding.
(d)
If the Grantee ceases to be employed by the Employer on account of Cause (as defined below), any unpaid Time-Based Units (vested or unvested) shall be forfeited as of the termination date and shall cease to be outstanding.
4.
Change in Control Involuntary Termination. Subject to Section 14 of the Plan, and notwithstanding Section 3 above, if the Grantee has an Involuntary Termination upon or within two years after a Change in Control, and prior to the Third Vesting Date, the Grantee’s outstanding Time-Based Units shall become fully vested and shall be paid within 60 days after such Involuntary Termination, as described in Section 7.
5.
Definitions. For purposes of these Grant Conditions and the Grant Letter:
(a)
“‘55 / 5’ Rule Termination” shall mean the Grantee’s termination of employment other than for Cause after the Grantee has attained age 55 and has completed five years of service with the Employer.
(b)
“Injurious Conduct” shall have the meaning ascribed to the term on Attachment 1, the terms of which are incorporated herein.
(c)
“Involuntary Termination” shall mean the Employer’s termination of the Grantee’s employment other than for Cause.

(d)
“Long-Term Disability” shall mean the Grantee is receiving long-term disability benefits under the Employer’s long-term disability plan.
(e)
“Restricted Business” shall have the meaning ascribed to the term on Attachment 1, the terms of which are incorporated herein.
6.
Restrictive Covenants; Forfeiture.
(a)
As consideration for the Time-Based Units, the Grantee agrees to be bound by the restrictive covenants set forth on Attachment 1. The Committee may determine that the Time-Based Units shall be forfeited or reduced if the Grantee engages in Injurious Conduct.
(b)
The Grantee has the right to consult with the Grantee’s own counsel before accepting the Time-Based Units and agreeing to be bound by the restrictive covenants.
(c)
If the Committee determines that the Grantee has engaged in Injurious Conduct, the Committee may, in its discretion, require the Grantee to return to the Company any Company Stock or cash received in settlement of Time-Based Units. If the Company Stock acquired in settlement of Time-Based Units has been disposed of by the Grantee, then the Company may require the Grantee to pay to the Company the economic value of the Company Stock as of the date of disposition.
(d)
The Committee shall exercise the right of forfeiture and recoupment provided to the Company in this Section 6 within 180 days after the Company’s discovery of the Injurious Conduct activities giving rise to the Company’s right of forfeiture or recoupment.
(e)
The Grantee may make a request to the Committee in writing for a determination regarding whether any proposed business or activity would constitute Injurious Conduct. Such request shall fully describe the proposed business or activity. The Committee shall respond to the Grantee in writing and the Committee’s determination shall be limited to the specific business or activity so described.
(f)
This Award Agreement consists of a series of separate restrictive covenants, all of which shall survive and be enforceable in law and/or equity after the Grantee’s termination of the Grantee’s employment with the Employer. The Grantee understands that in the event of a violation of any provision of this Section 6, the Company shall have the right to seek injunctive relief, in addition to any other existing rights provided in this Award Agreement or by operation of law, without the requirement of posting bond. The remedies provided in this Section 6 shall be in addition to any legal or equitable remedies existing at law or provided for in any other agreement between the Grantee and the Company or any of its subsidiaries or affiliates, and shall not be construed as a limitation upon, or as an alternative or in lieu of, any such remedies. If any provisions of this Section 6 and Attachment 1 shall be determined by a court of competent jurisdiction to be unenforceable in part by reason of it being too great a period of time, covering too great a geographical area, or too broad in scope, it shall be in full force and effect as to that period of time, geographical area, or scope determined to be reasonable by the court.
(g)
By accepting the Time-Based Units, the Grantee acknowledges that the Grantee has carefully read and considered the provisions of this Section 6 and Attachment 1, and agrees that the restrictions set forth herein are fair and reasonable, are supported by fair and reasonable consideration independent from the continuation of employment, and are reasonably required to protect the legitimate business interests of the Company and its subsidiaries and affiliates.
(h)
The Grantee has received at least 14 calendar days (excluding holidays, and provided that such period includes at least 10 business days) of notice of the post-termination non-competition restrictions before those restrictions are to be effective.
(i)
In the event of a breach by the Grantee of any restrictive covenant set forth on Attachment 1, the running of the period of restriction shall automatically be tolled and suspended for the amount of time the breach continues, and shall automatically commence when the breach is remedied so that the Company and its subsidiaries and affiliates shall receive the benefit of the Grantee’s compliance with the terms and conditions of this Section 6.

7.
Payment. When Time-Based Units vest, shares of Company Stock equal to the number of vested Time-Based Units shall be issued to the Grantee within 60 days after the applicable vesting date, subject to applicable withholding for Taxes (as defined below) and subject to any six-month delay required under section 409A of the Internal Revenue Code, if applicable, and as described in Section 20(h) of the Plan. Any fractional shares will be rounded up to the nearest whole share. Notwithstanding any provision of the Plan, the Grant Letter or these Grant Conditions to the contrary, the Time-Based Units shall be settled in shares of Company Stock only.
8.
Dividend Equivalents. Dividend Equivalents shall accrue with respect to Time-Based Units and shall be payable subject to the same vesting terms and other conditions as the Time-Based Units to which they relate. Dividend Equivalents shall be credited on the Time-Based Units when dividends are declared on shares of Company Stock from the Date of Grant until the payment date for the vested Time-Based Units. The Company will keep records of Dividend Equivalents in a non-interest bearing bookkeeping account for the Grantee. No interest will be credited to any such account. Vested Dividend Equivalents shall be paid in cash at the same time and subject to the same terms as the underlying vested Time-Based Units. If and to the extent that the underlying Time-Based Units are forfeited, all related Dividend Equivalents shall also be forfeited.
9.
Delivery of Shares. The Company’s obligation to deliver shares upon the vesting of the Time-Based Units shall be subject to applicable laws, rules and regulations and also to such approvals by governmental agencies as may be deemed appropriate to comply with relevant securities laws and regulations.
10.
No Shareholder Rights. No shares of Company Stock shall be issued to the Grantee on the Date of Grant, and the Grantee shall not be, nor have any of the rights or privileges of, a shareholder of the Company with respect to any Time-Based Units.
11.
No Right to Continued Employment. The grant of Time-Based Units shall not confer upon the Grantee any right to continued employment with the Employer or interfere with the right of the Employer to terminate the Grantee’s employment at any time.
12.
Incorporation of Plan by Reference. The Grant Letter and these Grant Conditions are made pursuant to the terms of the Plan, the terms of which are incorporated herein by reference, and shall in all respects be interpreted in accordance therewith, including, but not limited to, the forfeiture provisions set forth in Section 13 of the Plan. The decisions of the Management Development and Compensation Committee (the “Committee”) shall be conclusive upon any question arising hereunder. The Grantee’s receipt of the Time-Based Units constitutes the Grantee’s acknowledgment that all decisions and determinations of the Committee with respect to the Plan, the Grant Letter, these Grant Conditions, and the Time-Based Units shall be final and binding on the Grantee and any other person claiming an interest in the Time-Based Units.
13.
Withholding Taxes.
(a)
The Employer shall have the right, and the Grantee hereby authorizes the Employer, to deduct from all payments made hereunder and from other compensation an amount equal to the federal (including FICA), state, local and foreign taxes, social insurance, payroll tax, contributions, payment on account obligations or other amounts required by law to be collected, withheld or accounted for with respect to the Time-Based Units (the “Taxes”). The Employer will withhold shares of Company Stock payable hereunder to satisfy the withholding obligation for Taxes on amounts payable in shares, unless the Grantee provides a payment to the Employer to cover such Taxes, in accordance with procedures established by the Committee. The share withholding amount shall be determined in accordance with the procedures approved by the Committee. If shares are withheld to cover the obligation for Taxes, then, for tax purposes, the Grantee shall be deemed to have been issued the full number of shares of Company Stock with respect to the vested Time-Based Units notwithstanding that a number of shares are held back for purposes of paying Taxes. To the extent shares are not withheld in accordance with this Section 13 or to the extent the number of shares withheld is not sufficient to cover the obligation for Taxes, the Grantee shall be required to pay to the Employer, or make other arrangements satisfactory to the Employer to provide for the payment of, any Taxes required to be withheld, collected or accounted for with respect to the Time-Based Units.

(b)
Regardless of any action the Employer takes with respect to any such Taxes, the Grantee acknowledges that the ultimate liability for all such Taxes legally due by the Grantee is and remains the Grantee’s responsibility and may exceed the amount actually withheld by the Employer. The Grantee further acknowledges that the Employer (i) makes no representations or undertakings regarding the treatment of any Taxes in connection with any aspect of the Time-Based Units, including the grant, vesting or settlement of the Time-Based Units and the subsequent sale of any shares of Company Stock acquired at settlement and the receipt of any Dividend Equivalents; and (ii) does not commit to structure the terms of the grant or any aspect of the Time-Based Units to reduce or eliminate the Grantee’s liability for Taxes. Further, if the Grantee has become subject to tax in more than one jurisdiction between the Date of Grant and the date of any relevant taxable event, the Grantee acknowledges that the Employer (or the Grantee’s former employer, as applicable) may be required to collect, withhold or account for Taxes in more than one jurisdiction.
14.
Company Policies. In addition to recoupment authority under Section 6 above, all amounts payable under the Grant Letter and these Grant Conditions shall be subject to any applicable claw back or recoupment policies, share trading policies and other policies that may be implemented by the Company’s Board of Directors from time to time. If the Grantee is subject to the Company’s stock ownership policy, the Grantee must hold a portion of the net after-tax shares received upon payment of the Time-Based Units until the applicable stock ownership guidelines are met, in accordance with the Company’s stock ownership policy.
15.
Assignment. The Grant Letter and these Grant Conditions shall bind and inure to the benefit of the successors and assignees of the Company. The Grantee may not sell, assign, transfer, pledge or otherwise dispose of the Time-Based Units, except to a successor grantee in the event of the Grantee’s death.
16.
Section 409A. The Grant Letter and these Grant Conditions are intended to comply with section 409A of the Code or an exemption, consistent with Section 20(h) of the Plan, including the six-month delay for specified employees in accordance with the requirements of section 409A of the Code, if applicable. In furtherance of the foregoing, if the Time-Based Units or related Dividend Equivalents constitute “nonqualified deferred compensation” within the meaning of section 409A of the Code, vested Time-Based Units and related Dividend Equivalents shall be settled on the earliest date that would be permitted under section 409A of the Code without incurring penalty or accelerated taxes thereunder.
17.
Successors. The provisions of the Grant Letter and these Grant Conditions shall extend to any business that becomes a successor to the Company or its subsidiaries or affiliates on account of a merger, consolidation, sale of assets, spinoff or similar transaction with respect to any business of the Company or its subsidiaries or affiliates with which the Grantee is employed, and if this grant continues in effect after such corporate event, references to the “Company or its subsidiaries or affiliates” or the “Employer” in the Grant Letter and these Grant Conditions shall include the successor business and its affiliates, as appropriate. In that event, the Company may make such modifications to the Grant Letter and these Grant Conditions as it deems appropriate to reflect the corporate event.
18.
Governing Law. The validity, construction, interpretation and effect of the Grant Letter and these Grant Conditions shall be governed by, and determined in accordance with, the applicable laws of the Commonwealth of Pennsylvania, excluding any conflicts or choice of law rule or principle.
19.
No Entitlement or Claims for Compensation. In connection with the acceptance of the grant of the Time-Based Units under the Grant Letter and these Grant Conditions, the Grantee acknowledges the following:
(a)
the Plan is established voluntarily by the Company, the grant of the Time-Based Units under the Plan is made at the discretion of the Committee and the Plan may be modified, amended, suspended or terminated by the Company at any time;
(b)
the grant of the Time-Based Units under the Plan is voluntary and occasional and does not create any contractual or other right to receive future grants of Time-Based Units, or benefits in lieu of them, even if Time-Based Units have been granted repeatedly in the past;

(c)
all decisions with respect to future grants of Time-Based Units, if any, will be at the sole discretion of the Committee;
(d)
the Grantee is voluntarily participating in the Plan;
(e)
the Time-Based Units and any shares of Company Stock acquired under the Plan are extraordinary items that do not constitute compensation of any kind for services of any kind rendered to the Employer (including, as applicable, the Grantee’s employer) and which are outside the scope of the Grantee’s employment contract, if any;
(f)
the Time-Based Units and any shares of Company Stock acquired under the Plan are not to be considered part of the Grantee’s normal or expected compensation or salary for any purpose, including, but not limited to, calculating any severance, resignation, termination, payment in lieu of notice, redundancy, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;
(g)
the Time-Based Units and the shares of Company Stock subject to the award are not intended to replace any pension rights or compensation;
(h)
the grant of Time-Based Units and the Grantee’s participation in the Plan will not be interpreted to form an employment contract or relationship with the Employer;
(i)
the future value of the underlying shares of Company Stock is unknown and cannot be predicted with certainty. If the Grantee vests in the Time-Based Units and receives shares of Company Stock, the value of the acquired shares may increase or decrease. The Grantee understands that the Company is not responsible for any foreign exchange fluctuation between the United States Dollar and the Grantee’s local currency that may affect the value of the Time-Based Units or the shares of Company Stock; and
(j)
the Grantee shall have no rights, claim or entitlement to compensation or damages as a result of the Grantee’s cessation of employment (for any reason whatsoever, whether or not in breach of contract or local labor law or the terms of the Grantee’s employment agreement, if any), insofar as these rights, claim or entitlement arise or may arise from the Grantee’s ceasing to have rights under or be entitled to receive shares of Company Stock under or ceasing to have the opportunity to participate in the Plan as a result of such cessation or loss or diminution in value of the Time-Based Units or any of the shares of Company Stock acquired thereunder as a result of such cessation, and the Grantee irrevocably releases the Employer from any such rights, entitlement or claim that may arise. If, notwithstanding the foregoing, any such right or claim is found by a court of competent jurisdiction to have arisen, then the Grantee shall be deemed to have irrevocably waived the Grantee’s entitlement to pursue such rights or claim.
20.
Data Privacy.
(a)
The Grantee hereby explicitly, willingly and unambiguously consents to the collection, systematization, accumulation, storage, blocking, destruction, use, disclosure and transfer, in electronic or other form, of the Grantee’s personal data as described in these Grant Conditions by and among, as applicable, the Grantee’s employer, the Company or its subsidiaries or affiliates for the exclusive purpose of implementing, administering and managing the Grantee’s participation in the Plan.
(b)
The Grantee understands that the Grantee’s employer, the Company or its subsidiaries or affiliates, as applicable, hold certain personal information and sensitive personal information about the Grantee regarding the Grantee’s employment, the nature and amount of the Grantee’s compensation and the fact and conditions of the Grantee’s participation in the Plan, including, but not limited to, the Grantee’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company or its subsidiaries or affiliates, details of all options, awards or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in the Grantee’s favor, for the purpose of implementing, administering and managing the Plan (the “Data”).

(c)
The Grantee understands that the Data may be transferred, including any cross-border, transfer to the Company, its subsidiaries and affiliates and, any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in the Grantee’s country, or elsewhere, and that the recipient’s country may have different data privacy laws and protections than the Grantee’s country. The Grantee understands that the Grantee may request a list with the names and addresses of any potential recipients of the Data by contacting the Grantee’s local human resources representative. The Grantee authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Grantee’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party. The Grantee understands that the Data will be held only as long as is necessary to implement, administer and manage the Grantee’s participation in the Plan. The Grantee understands that the Grantee may, at any time, view the Data, request additional information about the storage and processing of the Data, require any necessary amendments to the Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Grantee’s local human resources representative. The Grantee understands, however, that refusing or withdrawing the Grantee’s consent may affect the Grantee’s ability to participate in the Plan. For more information on the consequences of refusal to consent or withdrawal of consent, the Grantee understands that the Grantee may contact the Grantee’s local human resources representative.
21.
Addendum. Notwithstanding any provisions in these Grant Conditions, the Time-Based Units shall be subject to any special terms and conditions set forth in any Addendum to this Award Agreement for the Grantee’s country. Moreover, if the Grantee relocates to one of the countries included in the Addendum, the special terms and conditions for such country will apply to the Grantee, to the extent the Company determines that the application of such terms and conditions is necessary for legal or administrative reasons. The Addendum constitutes part of these Grant Conditions.

* * *

Attachment 1

Definitions

For purposes of the Grant Letter and Grant Conditions, the following terms have the meanings ascribed to them on this Attachment 1:

a)
“Injurious Conduct” shall mean the activities described in subsections (i) through (v) below (including any modifications of subsections (iii) and (iv) for residents of California, Colorado and other applicable jurisdictions as set forth below):

i.
The Committee determines that forfeiture or reduction is appropriate on account of an accounting restatement of the Company’s financial statements that is required as a result of material non-compliance with financial reporting requirement under U.S. securities laws and generally accepted accounting principles;
ii.
The Grantee commits any of the following, as determined by the Committee, in its sole discretion: (A) felony or a crime involving moral turpitude; (B) fraud, dishonesty, misrepresentation, theft, or misappropriation of funds with respect to the Employer; (C) violation of the Code of Conduct or employment policies of the Employer, as in effect from time to time; (D) breach of any written noncompetition, confidentiality or non-solicitation covenant of the Grantee with respect to the Employer; or (E) gross negligence or willful, deliberate or gross misconduct in the performance of the Grantee’s duties with the Employer, in each case above in this Section (a)(ii), that results in significant financial or reputational harm to the Company;
iii.
During the Grantee’s employment or service with the Employer and for a period of one (1) year thereafter, the Grantee engages in any Restricted Business or enters into any employment relationship with a Restricted Business;
iv.
During the Grantee’s employment or service with the Employer, and for a period of two (2) years thereafter:
A.
The Grantee solicits any person who was a customer of the Employer with respect to any Restricted Business, or solicits potential customers of the Employer who are or were identified through leads developed during the course of the Grantee’s employment or service with the Employer with respect to any Restricted Business, or otherwise divert or attempt to divert any existing business of the Employer; or
B.
The Grantee, directly for the Grantee or for any third party, solicits, induces, recruits or causes another person in the employment of the Employer to terminate such employee’s employment with the Employer; or
v.
During the Grantee’s employment or service with the Employer or thereafter, the Grantee breaches any written confidentiality, non-solicitation or non-competition covenant with the Employer.

Notwithstanding the foregoing, if the Grantee is employed or provides services in Colorado, subsections (iii) and (iv)(A) above shall be limited to actions taken by the Grantee through the use of Company trade secrets and/or confidential information.

Notwithstanding the foregoing, if the Grantee is employed or provides services in California, or in another jurisdiction where the provisions of subsections (iii) and (iv)(A) above are otherwise prohibited by law, the following provisions shall apply instead of subsections (iii) and (iv)(A) above:

iii. During the Grantee’s employment or service with the Employer, the Grantee engages in any Restricted Business or enters into any employment relationship with a Restricted Business; or

iv. During the Grantee’s employment or service with the Employer, and for a period of two (2) years thereafter:

A. The Grantee, directly or indirectly, solicits or attempts to solicit any business from any of customers of the Employer for the purposes of providing products or services that are competitive with those provided by the Employer where such solicitation and/or attempt at solicitation is done by the Grantee through the use of Company trade secrets and/or confidential information.

b)
“Restricted Business” shall mean any business or employment relationship which the Committee in its sole discretion determines to be either directly or indirectly (A) competitive with any aspect of the business of the Employer with respect to which the Grantee had responsibility for, or access to, confidential information within 12 months before the Grantee’s termination of employment or service with the Employer or (B) substantially injurious to the Employer’s business interests, in each case in any geographic area in which the Employer conducts business with respect to which the Grantee had responsibility for, or access to, confidential information within 12 months before the Grantee’s termination of employment or service with the Employer.

ADDENDUM

ARMSTRONG WORLD INDUSTRIES, INC.
TIME-BASED STOCK UNIT GRANT

Additional Terms and Conditions and Notifications

This Addendum includes special terms and conditions that govern the Time-Based Units granted to the Grantee if the Grantee resides or works in the countries listed herein. These terms and conditions are in addition to the terms and conditions set forth in the Grant Conditions. This Addendum may also include information regarding certain other issues of which the Grantee should be aware with respect to the Grantee’s participation in the Plan. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Grant Conditions (of which this Addendum is a part) and the Plan.

CANADA

Data Privacy. This provision replaces Section 19 of the Grant Conditions titled “Data Privacy” for residents of Quebec:

(a) The Grantee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Grantee’s personal data as described in these Grant Conditions by and among, as applicable, his or her employer, the Company and its subsidiaries or affiliates for the exclusive purpose of implementing, administering and managing the Grantee’s participation in the Plan.

(b) The Grantee understands that his or her employer, the Company and its subsidiaries, as applicable, hold certain personal data about the Grantee regarding his or her employment, the nature and amount of the Grantee’s compensation and the fact and conditions of the Grantee’s participation in the Plan, including, but not limited to, the Grantee’s name, home address, telephone number and e-mail address, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company and its subsidiaries, details of all options, awards or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in the Grantee’s favor, for the purpose of implementing, administering and managing the Plan (the “Data”).

(c) The Grantee understands that the Data may be transferred to any third party service provider assisting in the implementation, administration and management of the Plan, including legal, finance and accounting, stock plan administrators, information technology and human resources or similar consultants and advisors (“Third Party Service Providers”), that these recipients may be located in the Grantee’s country, or elsewhere, and that the recipient’s country may have different data privacy laws and protections than the Grantee’s country. In connection therewith, it is possible that personal data may be disclosed to governments, courts or law enforcement or regulatory agencies in that other country in accordance with the laws of that country. The Grantee understands that the Grantee may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative. The Grantee authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, to the extent necessary for the purposes of implementing, administering and managing the Grantee’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other Third Party Service Provider. The Grantee understands that the Data will be held only as long as is necessary to implement, administer and manage Grantee’s participation in the Plan. Internal access to Data is strictly limited to those employees who have a need to know such Data in the performance of their duties. Subject to limitations under applicable law, the Grantee understands that he or she may, at any time, view the Data, request additional information about the storage and processing of the Data, require any necessary amendments to the Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Grantee’s local human resources representative. The Grantee understands, however, that refusing or withdrawing his or her consent may affect the Grantee’s ability to participate in the Plan. For more information on the consequences of refusal to consent or withdrawal of consent, the Grantee understands that the Grantee may contact his or her local human resources representative.

Language Consent – Applicable to Residents of Quebec Only. The parties acknowledge that it is their express wish that the Award Agreement, as well as all documents, notices, and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

Les parties reconnaissent avoir exigé la rédaction en anglais de cette convention, ainsi que de tous documents, avis et procédures judiciaires, exécutés, donnés ou intentés en vertu de, ou liés directement ou indirectement à la présente convention.

Prospectus Exemption. For the purposes of compliance with National Instrument 45-106 - Prospectus Exemptions (and in Québec, Regulation 45-106 respecting Prospectus exemptions, collectively, “45-106”), the prospectus requirement does not apply to a distribution by an issuer in a security of its own issue with an employee, executive officer, director or consultant of the issuer or a related entity of the issuer, provided the distribution is voluntary.

Resale Restrictions. Company Stock acquired under the Plan may be subject to certain restrictions on resale imposed by Canadian provincial and territorial securities laws, as applicable. For the purposes of compliance with National Instrument 45-102 - Resale of Securities (and in Québec, Regulation 45-102 respecting Resale of securities, collectively “45-102”), the prospectus requirement does not apply to the first trade of Company Stock issued in connection with the Time-Based Units provided the conditions set forth in section 2.14 of 45-102 are satisfied. The Grantee should consult his or her advisor prior to any resale of Company Stock.